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                                                                   EXHIBIT 99.1


[NORTHERN BORDER PARTNERS LOGO APPEARS HERE]      NEWS
                                                  RELEASE  13710 FNB Parkway
                                                           Omaha, NE 68154-5200

                                                  For Further Information
                                                  Contact:

                                                  Media Contact:
                                                  Beth Jensen
                                                  (402) 492-3400

                                                  Investor Contact:
                                                  Ellen Konsdorf
                                                  (402) 492-7500

NORTHERN BORDER PARTNERS, L.P. REAFFIRMS
2004 DISTRIBUTION GUIDANCE

FOR IMMEDIATE RELEASE:  Thursday, November 20, 2003

         OMAHA - In response to market concerns, Northern Border Partners, L.P. (NYSE - NBP) today reaffirmed its guidance with respect to its 2004 distribution notwithstanding the disclosure in its third quarter Form 10-Q regarding the termination of Enron's pension plan. The 10-Q disclosure described the potential for costs related to the termination of the Enron Cash Balance Plan to be charged to the Partnership. Based on the Partnership's current expectations of net income and cash flows for 2004 for its existing businesses, the Partnership expects the distribution to remain at the current level of $0.80 per common unit per quarter throughout 2004.

         "Our businesses continue to provide the cash flow necessary to sustain our distribution level," said Bill Cordes, chairman and chief executive officer of Northern Border Partners. "We anticipate that the likely range of allocated costs which may be charged to the Partnership will not be large enough to impact our distribution level. Furthermore, these costs would be a one-time event and not reflect on the ongoing operations of the Partnership."

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       Northern Border Partners, L.P. is a publicly traded partnership formed to own, operate and acquire a diversified portfolio of energy assets. The Partnership owns and manages natural gas pipelines and is engaged in the gathering and processing of natural gas. More information can be found at http://www.northernborderpartners.com.




This press release includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although Northern Border Partners, L.P. believes that its expectations are based on reasonable assumptions, it can give no assurance that such expectations will be achieved. Important factors that could cause actual results to differ materially from those in the forward-looking statements include natural gas development in the Western Canadian Sedimentary Basin; the rate of development and competitive conditions in gas fields near the Partnership's natural gas gathering systems in the Powder River and Williston Basins and its investments in the Powder River and Wind River Basins; regulatory actions and receipt of expected regulatory clearances; renewal of the coal slurry transportation contract under favorable terms; competitive conditions in the overall natural gas and electricity markets; performance of contractual obligations by the shippers; prices of natural gas and natural gas liquids; impacts of developments in the voluntary petition for bankruptcy including ongoing investigations of Enron, its affiliates and their advisors, termination of benefit plans and resulting cost allocations, and Enron's formation of CrossCountry Energy, of which Northern Plains and Pan Border would be a part; potential regulation under Public Utilities Holding Company Act; actions by rating agencies; our ability to renegotiate gathering contracts with producers; our ability to complete acquisitions or growth projects and their future performance; our ability to control operating costs; and conditions in the capital markets and our ability to access the capital markets.


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